Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, retiring Chief Financial Officer, 616.522.1765
Stephen A. Erickson, incoming Chief Financial Officer, 616.447.3914

INDEPENDENT BANK CORPORATION REPORTS
2019 FOURTH QUARTER AND FULL YEAR RESULTS

GRAND RAPIDS, Mich., Jan. 23, 2020 - Independent Bank Corporation (NASDAQ: IBCP) reported fourth quarter 2019 net income of $13.9 million, or $0.61 per diluted share, versus net income of $9.9 million, or $0.41 per diluted share, in the prior-year period.  For the year ended Dec. 31, 2019, the Company reported net income of $46.4 million, or $2.00 per diluted share.  This compares to net income of $39.8 million, or $1.68 per diluted share, in 2018.  The increase in 2019 fourth quarter earnings as compared to 2018, primarily reflects an increase in non-interest income and a decrease in the provision for loan losses that was partially offset by increases in non-interest expense and income tax expense. The increase in full year 2019 earnings as compared to 2018, primarily reflects increases in net interest income and non-interest income as well as a decrease in the provision for loan losses that were partially offset by increases in non-interest expense and income tax expense.

Significant items impacting comparable fourth quarter and full year 2019 and 2018 results include the following:

•
A change in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Change”) of a positive $0.6 million ($0.02 per diluted share, after taxes) and a negative $6.4 million ($0.22 per diluted share, after taxes) for the fourth quarter and year ended Dec. 31, 2019, respectively, as compared to a negative MSR Change of $2.4 million ($0.08 per diluted share, after taxes) and a positive MSR change of $0.2 million ($0.01 per diluted share, after taxes) for the fourth quarter and year ended Dec. 31, 2018, respectively.

•
A reduction in non-interest expense of $0.4 million ($0.01 per diluted share, after taxes) and $0.8 million ($0.03 per diluted share, after taxes) for the fourth quarter and year ended Dec. 31, 2019, respectively, related to the Company’s use of its Federal Deposit Insurance Corporation (“FDIC”) Small Bank Assessment Credit (the “Assessment Credit”).  The Company will not have any remaining Assessment Credit to apply against 2020 FDIC deposit insurance expense.

•
The acquisition of TCSB Bancorp, Inc. (“TCSB”), and its subsidiary, Traverse City State Bank, on Apr. 1, 2018 (referred to as the “Merger” or “TCSB Acquisition”) and the associated data processing systems conversions in June 2018.  The total assets, loans and deposits acquired in the Merger were approximately $342.8 million, $295.8 million (including $1.3 million of loans held for sale) and $287.7 million, respectively.

•
Merger related expenses of $0.1 million ($0.004 per diluted share, after taxes) and $3.5 million ($0.115 per diluted share, after taxes) for the fourth quarter and year ended Dec. 31, 2018, respectively.

The fourth quarter of 2019 was highlighted by:

•
Annualized return on average assets and return on average equity of 1.56% and 15.92%, respectively (these ratios decrease to 1.47% and 14.97%, respectively, when excluding the after tax impact of the MSR Change and the Assessment Credit);

•	39.7% and 48.8% increases in net income and diluted earnings per share respectively, over the prior year.
•	Growth in net gains on mortgage loans of $4.4 million, or 215.3%, compared to the year ago quarter.
•	Payment of an 18 cent per share dividend on Nov. 15, 2019.

The Company’s full year 2019 results were highlighted by:

•
Return on average assets and return on average equity of 1.35% and 13.63%, respectively (these ratios increase to 1.48% and 14.94%, respectively, when excluding the after tax impact of the MSR Change and the Assessment Credit);

•	16.6% and 19.0% increases in net income and diluted earnings per share, respectively, over the prior year.
•	Growth in net interest income of $9.3 million, or 8.2%.
•	Total portfolio loan growth of $142.5 million, or 5.5%.
•	Mortgage loan origination volume topping $1 billion for only the second time in the Company’s history.
•	A $204.3 million, or 7.7%, increase in total deposits, excluding brokered deposits.
•	A 9.1% increase in tangible book value per share to $14.08 at Dec. 31, 2019.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented:  “We are very pleased with our fourth quarter and full year 2019 results. This performance reflects strong mortgage banking revenues, generally favorable asset quality metrics, and continued loan growth. Excluding the after-tax impacts of the MSR Changes, Assessment Credit and the Merger related expenses, net income and diluted earnings per share increased by 9.5% and 16.3%, respectively, in the fourth quarter of 2019 as compared to the prior year.  As we look ahead to 2020 and beyond, we will continue to focus on our key strategic initiatives, including: growth, process improvement, and effective risk management. Reflecting our success and our optimism about the future, we recently announced an 11% increase in our quarterly common stock cash dividend to 20 cents per share, to be paid on Feb. 14, 2020.”

Operating Results

The Company’s net interest income totaled $30.7 million during the fourth quarter of 2019, an increase of $0.04 million, or 0.1% from the year-ago period, and a decrease of $0.2 million, or 0.5%, from the third quarter of 2019. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.70% during the fourth quarter of 2019, compared to 3.93% in the year-ago quarter and 3.76% in the third quarter of 2019. The year-over-year quarterly increase in net interest income is due to an increase in average interest-earning assets that was partially offset by a decline in the net interest margin.  Average interest-earning assets were $3.32 billion in the fourth quarter of 2019 compared to $3.12 billion in the year-ago quarter and $3.29 billion in the third quarter of 2019.

For the full-year of 2019, net interest income totaled $122.6 million, an increase of $9.3 million, or 8.2% from 2018.  This increase is due to an increase in average interest-earning assets that was partially offset by a decline in the net interest margin. The Company’s net interest margin for all of 2019 declined to 3.80% compared to 3.88% in 2018.  Full year 2019 and 2018 interest income on loans includes $1.5 million and $1.7 million, respectively, of accretion of the discount recorded on the TCSB loans acquired in the Merger.  Average interest-earning assets totaled $3.24 billion in 2019 compared to $2.94 billion in 2018.

The decline in the net interest margin in 2019 as compared to 2018 primarily reflects the impact of lower market interest rates and a flattening of the yield curve.

Non-interest income totaled $15.6 million and $47.7 million, respectively, for the fourth quarter and full year of 2019, compared to $9.0 million and $44.8 million in the respective comparable year ago periods.  These variances were primarily due to changes in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net), as described below.

Net gains on mortgage loans were $6.4 million in the fourth quarter of 2019, compared to $2.0 million in the year-ago quarter.  For the full year of 2019, net gains on mortgage loans totaled $20.0 million compared to $10.6 million in 2018. These increases were primarily due to higher mortgage loan origination and sales volumes in 2019 reflecting lower market interest rates, which have increased mortgage loan refinance activity.

Mortgage loan servicing, net, generated income of $1.3 million and a loss of $1.5 million in the fourth quarters of 2019 and 2018, respectively. For all of 2019, mortgage loan servicing, net, generated a loss of $3.3 million as compared to income of $3.2 million in 2018. This activity is summarized in the following table:

	Three Months Ended		Year Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Mortgage loan servicing:	(Dollars in thousands)
Revenue, net	$1,622	$1,506	$6,196	$5,480
Fair value change due to price	628	(2,395)	(6,408)	191
Fair value change due to pay-downs	(902)	(622)	(3,124)	(2,514)
Total	$1,348	$(1,511)	$(3,336)	$3,157

Capitalized mortgage loan servicing rights totaled $19.2 million at Dec. 31, 2019 compared to $21.4 million at Dec. 31, 2018.  As of Dec. 31, 2019, the Company serviced approximately $2.58 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $29.3 million in the fourth quarter of 2019, compared to $26.8 million in the year-ago period.  For the full year of 2019, non-interest expenses totaled $111.7 million versus $107.5 million in 2018.  These year-over-year increases in non-interest expense are primarily due to higher compensation, health insurance, data processing and interchange costs as well as lower net gains on other real estate and repossessed assets.  In particular, the fourth quarter 2019 increase in compensation and employee benefits as compared to 2018, in part reflects the Company’s strong financial performance that resulted in an increase in the year-end accrual for incentive compensation.

The Company recorded an income tax expense of $3.3 million and $11.3 million in the fourth quarter and full-year of 2019, respectively.  This compares to an income tax expense of $2.3 million and $9.3 million in the fourth quarter and full-year of 2018, respectively. The increase in income tax expense is primarily due to higher pre-tax earnings in 2019.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “Non-performing loans and assets as well as loan net charge-offs remain at low levels.  In addition, thirty- to eighty-nine day delinquency rates at Dec. 31, 2019 were 0.02% for commercial loans and 0.45% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	12/31/2019	12/31/2018	12/31/2017
	(Dollars in thousands)
Commercial	$1,377	$2,220	$646
Consumer/installment	805	781	543
Mortgage	7,996	6,033	6,995
Total non-accrual loans	10,178	9,034	8,184
Less – government guaranteed loans	646	460	255
Total non-performing loans	$9,532	$8,574	$7,929
Ratio of non-performing loans to total portfolio loans	0.35%	0.33%	0.39%
Ratio of non-performing assets to total assets	0.32%	0.29%	0.34%
Ratio of the allowance for loan losses to non-performing loans	274.32%	290.27%	284.87%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans increased $1.0 million from Dec. 31, 2018.  This increase principally reflects an increase in non-performing mortgage loans  partially offset by a decrease in non-performing commercial loans due primarily to pay-downs and transfers to other real estate.  Other real estate and repossessed assets totaled $1.9 million at Dec. 31, 2019, compared to $1.3 million at Dec. 31, 2018.  This increase is primarily due to the addition of a $0.6 million commercial office building located in Grand Rapids during the second quarter of 2019.

The provision for loan losses was a credit of $0.2 million and an expense of $0.6 million in the fourth quarters of 2019 and 2018, respectively.  The provision for loan losses was an expense of $0.8 million and $1.5 million for all of 2019 and 2018, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs.  The Company recorded loan net recoveries of $0.2 million and net charge offs of $0.1 million in the fourth quarters of 2019 and 2018, respectively.  For all of 2019 and 2018, the Company recorded loan net recoveries of $0.4 million and $0.8 million, respectively.  At Dec. 31, 2019, the allowance for loan losses totaled $26.1 million, or 0.96% of portfolio loans (1.01% when excluding the remaining TCSB acquired loan balances), compared to $24.9 million, or 0.96% of portfolio loans, at Dec. 31, 2018.

Balance Sheet, Liquidity and Capital

Total assets were $3.56 billion at Dec. 31, 2019, an increase of $211.4 million from Dec. 31, 2018, primarily reflecting growth in securities available for sale and loans.  Loans, excluding loans held for sale, were $2.73 billion at Dec. 31, 2019, compared to $2.58 billion at Dec. 31, 2018.

Deposits totaled $3.04 billion at Dec. 31, 2019, an increase of $123.3 million from Dec. 31, 2018.  The increase in deposits is primarily due to growth in reciprocal deposits that was partially offset by a decline in brokered time deposits.

Cash and cash equivalents totaled $65.3 million at Dec. 31, 2019, versus $70.2 million at Dec. 31, 2018. Securities available for sale totaled $518.4 million at Dec. 31, 2019, compared to $427.9 million at Dec. 31, 2018.

Total shareholders’ equity was $350.2 million at Dec. 31, 2019, or 9.82% of total assets.  Tangible common equity totaled $316.5 million at Dec. 31, 2019, or $14.08 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	12/31/2019	12/31/2018	Well Capitalized Minimum
Tier 1 capital to average total assets	9.49%	9.44%	5.00%
Tier 1 common equity to risk-weighted assets	11.96%	11.94%	6.50%
Tier 1 capital to risk-weighted assets	11.96%	11.94%	8.00%
Total capital to risk-weighted assets	12.96%	12.94%	10.00%

Share Repurchase Plan

On Dec. 17, 2019, the Board of Directors of the Company authorized the 2020 share repurchase plan.  Under the terms of the 2020 share repurchase plan, the Company is authorized to buy back up to 1,120,000 shares, or approximately 5%, of its outstanding common stock.    The repurchase plan commenced on Jan. 1, 2020 and, subject to the Board’s authority to amend or suspend the plan, and will last through Dec. 31, 2020.

During the 2019, the Company repurchased 1,204,688 shares at a weighted average purchase price of $21.82 per share (no shares were repurchased in the fourth quarter of 2019).

The Company intends to accomplish the 2020 repurchases through open market transactions, though the Company could execute repurchases through other means, such as privately negotiated transactions.  The timing and amount of any share repurchases will depend on a variety of factors, including, among others, securities law restrictions, the trading price of the Company’s common stock, other regulatory requirements, potential alternative uses for capital, and the Company’s financial performance. The repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company’s discretion. The Company expects to fund any repurchases from cash on hand.

Earnings Conference Call

Brad Kessel, President and CEO, Rob Shuster, retiring CFO and Steve Erickson, incoming CFO, will review the quarterly and full-year results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, Jan. 23, 2020.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides at the following event site/URL:  https://services.choruscall.com/links/ibcp200123.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10137087). The replay will be available through Jan. 30, 2020.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.6 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements that are not historical facts, including statements about our expectations, beliefs, plans, strategies, predictions, forecasts, objectives, or assumptions of future events or performance, may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases. Accordingly, these statements involve estimates, known and unknown risks, assumptions, and uncertainties that could cause actual strategies, actions, or results to differ materially from those expressed in them, and are not guarantees  of timing, future results, events, or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions, or results, based on management’s current expectations, assumptions, and estimates on the date hereof, there can be no assurance that actual strategies, actions or results will not differ materially from expectations. Therefore, readers are cautioned not to place undue reliance on such statements.  Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation’s customers; the implementation of Independent Bank Corporation’s strategies and business models; Independent Bank Corporation’s ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation’s markets; changes in customer behavior; management’s ability to maintain and expand customer relationships; management’s ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation’s accounting policies.

Certain risks and important factors that could affect Independent Bank Corporation’s future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,
	2019	2018
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$53,295	$23,350
Interest bearing deposits	12,009	46,894
Cash and Cash Equivalents	65,304	70,244
Interest bearing deposits - time	350	595
Equity securities at fair value	-	393
Securities available for sale	518,400	427,926
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,359	18,359
Loans held for sale, carried at fair value	69,800	44,753
Loans held for sale, carried at lower of cost or fair value	-	41,471
Loans
Commercial	1,166,695	1,144,481
Mortgage	1,098,911	1,042,890
Installment	459,417	395,149
Total Loans	2,725,023	2,582,520
Allowance for loan losses	(26,148)	(24,888)
Net Loans	2,698,875	2,557,632
Other real estate and repossessed assets	1,865	1,299
Property and equipment, net	38,411	38,777
Bank-owned life insurance	55,710	55,068
Deferred tax assets, net	2,072	5,779
Capitalized mortgage loan servicing rights	19,171	21,400
Other intangibles	5,326	6,415
Goodwill	28,300	28,300
Accrued income and other assets	42,751	34,870
Total Assets	$3,564,694	$3,353,281

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$852,076	$879,549
Savings and interest-bearing checking	1,186,745	1,194,865
Reciprocal	431,027	182,072
Time	376,877	385,981
Brokered time	190,002	270,961
Total Deposits	3,036,727	2,913,428
Other borrowings	88,646	25,700
Subordinated debentures	39,456	39,388
Accrued expenses and other liabilities	49,696	35,771
Total Liabilities	3,214,525	3,014,287

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 22,481,643 shares at December 31, 2019 and 23,579,725 shares at December 31, 2018	352,344	377,372
Retained earnings (accumulated deficit)	1,611	(28,270)
Accumulated other comprehensive loss	(3,786)	(10,108)
Total Shareholders’ Equity	350,169	338,994
Total Liabilities and Shareholders’ Equity	$3,564,694	$3,353,281

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$33,140	$34,226	$32,838	$133,883	$116,865
Interest on securities
Taxable	3,031	2,771	2,782	11,842	10,874
Tax-exempt	325	319	408	1,342	1,743
Other investments	412	495	393	1,861	1,291
Total Interest Income	36,908	37,811	36,421	148,928	130,773
Interest Expense
Deposits	5,487	6,236	5,006	23,425	14,478
Other borrowings and subordinated debentures	711	703	746	2,922	3,013
Total Interest Expense	6,198	6,939	5,752	26,347	17,491
Net Interest Income	30,710	30,872	30,669	122,581	113,282
Provision for loan losses	(221)	(271)	591	824	1,503
Net Interest Income After Provision for Loan Losses	30,931	31,143	30,078	121,757	111,779
Non-interest Income
Service charges on deposit accounts	2,885	2,883	3,092	11,208	12,258
Interchange income	2,553	2,785	2,669	10,297	9,905
Net gains on assets
Mortgage loans	6,388	5,677	2,026	19,978	10,597
Securities	3	-	209	307	138
Mortgage loan servicing, net	1,348	(1,562)	(1,511)	(3,336)	3,157
Other	2,420	2,492	2,466	9,282	8,760
Total Non-interest Income	15,597	12,275	8,951	47,736	44,815
Non-interest Expense
Compensation and employee benefits	18,546	16,673	15,572	67,501	62,078
Occupancy, net	2,216	2,161	2,245	9,013	8,912
Data processing	2,308	2,282	2,082	8,905	8,262
Furniture, fixtures and equipment	1,055	1,023	1,051	4,113	4,080
Interchange expense	883	891	728	3,215	2,702
Communications	728	733	737	2,947	2,848
Loan and collection	709	714	782	2,685	2,682
Advertising	515	636	577	2,450	2,155
Legal and professional	533	541	528	1,814	1,839
FDIC deposit insurance	(38)	13	331	685	1,081
Credit card and bank service fees	111	100	104	411	414
Net (gains) losses on other real estate and repossessed assets	(63)	52	(53)	(90)	(672)
Merger related expenses	-	-	111	-	3,465
Other	1,800	2,029	2,030	8,084	7,615
Total Non-interest Expense	29,303	27,848	26,825	111,733	107,461
Income Before Income Tax	17,225	15,570	12,204	57,760	49,133
Income tax expense	3,346	3,125	2,268	11,325	9,294
Net Income	$13,879	$12,445	$9,936	$46,435	$39,839
Net Income Per Common Share
Basic	$0.62	$0.55	$0.41	$2.03	$1.70
Diluted	$0.61	$0.55	$0.41	$2.00	$1.68

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$30,710	$30,872	$30,756	$30,243	$30,669
Provision for loan losses	(221)	(271)	652	664	591
Non-interest income	15,597	12,275	9,905	9,959	8,951
Non-interest expense	29,303	27,848	26,592	27,990	26,825
Income before income tax	17,225	15,570	13,417	11,548	12,204
Income tax expense	3,346	3,125	2,687	2,167	2,268
Net income	$13,879	$12,445	$10,730	$9,381	$9,936

Basic earnings per share	$0.62	$0.55	$0.47	$0.40	$0.41
Diluted earnings per share	0.61	0.55	0.46	0.39	0.41
Cash dividend per share	0.18	0.18	0.18	0.18	0.15

Average shares outstanding	22,481,551	22,486,041	23,035,526	23,588,313	23,988,810
Average diluted shares outstanding	22,776,908	22,769,572	23,313,346	23,884,744	24,339,782

Performance Ratios
Return on average assets	1.56%	1.42%	1.27%	1.13%	1.18%
Return on average common equity	15.92	14.64	12.72	11.14	11.43
Efficiency ratio (1)	62.56	63.76	64.57	69.27	67.11

As a Percent of Average Interest-Earning Assets (1)
Interest income	4.44%	4.60%	4.73%	4.70%	4.66%
Interest expense	0.74	0.84	0.86	0.82	0.73
Net interest income	3.70	3.76	3.87	3.88	3.93

Average Balances
Loans	$2,776,037	$2,786,544	$2,699,648	$2,621,871	$2,627,614
Securities available for sale	488,016	423,255	441,523	446,734	433,903
Total earning assets	3,320,828	3,285,081	3,191,264	3,152,177	3,121,640
Total assets	3,529,744	3,483,296	3,388,398	3,357,003	3,327,002
Deposits	3,040,099	3,023,334	2,929,885	2,909,096	2,873,889
Interest bearing liabilities	2,251,928	2,219,133	2,155,660	2,115,549	2,058,720
Shareholders’ equity	345,910	337,162	338,254	341,592	344,779

End of Period
Capital
Tangible common equity ratio	8.96%	8.71%	8.72%	9.26%	9.17%
Average equity to average assets	9.80	9.68	9.98	10.18	10.36
Tangible common equity per share of common stock	$14.08	$13.63	$13.19	$13.17	$12.90
Total shares outstanding	22,481,643	22,480,748	22,498,776	23,560,179	23,579,725

Selected Balances
Loans	$2,725,023	$2,722,446	$2,706,526	$2,618,795	$2,582,520
Securities available for sale	518,400	439,592	430,305	461,531	427,926
Total earning assets	3,343,941	3,348,631	3,239,247	3,180,655	3,162,911
Total assets	3,564,694	3,550,837	3,438,302	3,383,606	3,353,281
Deposits	3,036,727	3,052,312	2,978,885	2,934,225	2,913,428
Interest bearing liabilities	2,312,753	2,272,587	2,194,970	2,141,083	2,098,967
Shareholders’ equity	350,169	340,245	330,846	344,726	338,994

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent (“FTE”)

Net interest income	$30,710	$30,669	$122,581	$113,282
Add: taxable equivalent adjustment	104	126	423	510
Net interest income - taxable equivalent	$30,814	$30,795	$123,004	$113,792
Net interest margin (GAAP) (1)	3.68%	3.91%	3.79%	3.85%
Net interest margin (FTE) (1)	3.70%	3.93%	3.80%	3.88%

(1)	Annualized for three months ended December 31, 2019 and 2018.

Tangible Common Equity Ratio
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(Dollars in thousands)
Common shareholders’ equity	$350,169	$340,245	$330,846	$344,726	$338,994
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	5,326	5,598	5,870	6,143	6,415
Tangible common equity	$316,543	$306,347	$296,676	$310,283	$304,279

Total assets	$3,564,694	$3,550,837	$3,438,302	$3,383,606	$3,353,281
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	5,326	5,598	5,870	6,143	6,415
Tangible assets	$3,531,068	$3,516,939	$3,404,132	$3,349,163	$3,318,566

Common equity ratio	9.82%	9.58%	9.62%	10.19%	10.11%
Tangible common equity ratio	8.96%	8.71%	8.72%	9.26%	9.17%

Tangible Common Equity per Share of Common Stock:

Common shareholders’ equity	$350,169	$340,245	$330,846	$344,726	$338,994
Tangible common equity	$316,543	$306,347	$296,676	$310,283	$304,279
Shares of common stock outstanding (in thousands)	22,482	22,481	22,499	23,560	23,580

Common shareholders’ equity per share of common stock	$15.58	$15.13	$14.70	$14.63	$14.38
Tangible common equity per share of common stock	$14.08	$13.63	$13.19	$13.17	$12.90

The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.